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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                  (CHECK ONE):
     [X] FORM 10-K [ ] FORM 20-F [ ] FORM 11-K [ ] FORM 10-Q [ ] FORM N-SAR


                       FOR PERIOD ENDED: DECEMBER 31, 1997

                       [ ] TRANSITION REPORT ON FORM 10-K
                       [ ] TRANSITION REPORT ON FORM 20-F
                       [ ] TRANSITION REPORT ON FORM 11-K
                       [ ] TRANSITION REPORT ON FORM 10-Q
                       [ ] TRANSITION REPORT ON FORM N-SAR
                        FOR THE TRANSITION PERIOD ENDED:


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                 *                                                *
* READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE. *
                 *                                                *
  * NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS *
                 * VERIFIED ANY INFORMATION CONTAINED HEREIN. *
                 *                                                *
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 IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE, IDENTIFY
                 THE ITEM(S) TO WHICH THE NOTIFICATION RELATES:




                         PART I - REGISTRANT INFORMATION

                               THOMAS GROUP, INC.

                             FULL NAME OF REGISTRANT

                                       N/A

                            FORMER NAME IF APPLICABLE

                       5215 N. O'CONNOR BLVD., SUITE 2500

            ADDRESS OF PRINCIPAL EXECUTIVE OFFICE (STREET AND NUMBER)

                               IRVING, TEXAS 75039

                            CITY, STATE AND ZIP CODE

                        PART II - RULES 12B-25(B) AND (C)


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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]        (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]        (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]        (c) The accountant's statement or other exhibit required by
               Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Company's Controller resigned mid-March, 1998 and without his assistance the Company is finding it difficult to complete the required disclosures for the 1997 Form 10-K by the normal filing date. The Company feels the fifteen day extension of such filing date will provide adequate time to complete the required disclosures.


                         (ATTACH EXTRA SHEETS IF NEEDED)



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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Melissa L. Moore                       972                869-3400
---------------------------            ---------------   ---------------------
               (Name)                    (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                                                      [X] Yes      [ ] No




(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                      [ ] Yes      [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




                               Thomas Group, Inc.

                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:      March 31, 1998               By: /s/ LELAND L. GRUBB
        --------------------               ----------------------------------
                                               Leland L. Grubb, CFO

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

****************************  A T T E N T I O N  *******************************
*                                                                             *
*  Intentional misstatements or omissions of fact constitute Federal Criminal  *
*  Violations (See 18 U.S.C. 1001).                                           *
*                                                                             *
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                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.
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2.  One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. Electronic Filers. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (Section 232.201 or Section 232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (Section 232.13(b) of this chapter).

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
                    EXHIBIT                                                                            SEQUENTIAL
                     NUMBER                                DESCRIPTION                                 PAGE NUMBER
                     ------                                -----------                                 -----------
                   10.7        Employment Agreement between the Company and Leland L.                      ___
                               Grubb, Jr. (filed as Exhibit 10.7 to the Company's 1996
                               Form 10-K and Incorporated herein by reference).

                   10.8        Amended and Restated 1988 Stock Option Plan  (filed as Exhibit
                               10.14 to the Company's 1993 Form S-1 (File No. 33-64492) and
                               incorporated herein by reference).                                          ___

                   10.9        Amended and Restated 1992 Stock Option Plan. (Filed as Exhibit
                               10.8 to the Company's 1993 Form S-1 (File No. 33-64492) and
                               incorporated herein by reference).                                          ___
                   10.10       401(k) Plan  (filed as Exhibit 10.16 to the Company's 1993 Form S-
                               1 (File No.  33-64492) and incorporated herein by reference).               ___

                   10.11       Form of Indemnification Agreement (filed as Exhibit 10.18 to the
                               Company's 1993 Form S-1 (File No. 33-64492) and incorporated
                               herein by reference).                                                       ___

                   10.12       First Amended and Restated Revolving Credit Loan Agreement dated
                               December 4, 1996 between Comerica Bank-Texas and the Company (filed         ___
                               as Exhibit 10.12 to the Company's 1996 Form 10-k and incorporated herein by reference).

                   10.13       Supplemental Registration Rights Agreement dated April 5, 1993 among the Company, Allen & Company Incorporated, EDS and Philip R.
                               Thomas, individually and acting in a representative capacity
                               (filed as Exhibit 10.22 to the Company's 1993 Form S-1 (File No.
                               33-64492) and incorporated herein by reference).                            ___

                   10.14       Commercial lease dated December 31, 1991 between Philip R. Thomas and Wayne Heirtzler Thomas, as owners, and the Company, as lessee
                               (filed as Exhibit 10.31 to the Company's 1993 Form S-1 (File No.
                               33-64492) and incorporated herein by reference).                            ___

                   10.15       Amendment No. 1 to Commercial Lease between Philip R. Thomas and
                               Wayne Heirtzler Thomas, as owners, and the Company, as lessee, dated February 8, 1992 (filed as Exhibit 10.32 to the Company's
                               1993 Form S-1 (File No. 33-64492) and incorporated herein by                ___
                               reference).

                   10.16       Amendment No. 2 to Commercial Lease between Philip R. Thomas and
                               Wayne Heirtzler Thomas, as owners, and the Company, as lessee, dated February 1, 1993 (filed as Exhibit 10.33 to the Company's
                               1993 Form S-1 (File No. 33-64492) and incorporated herein by
                               reference).                                                                 ___

                   10.17       Amendment No. 3 to Commercial Lease between Philip R. Thomas and
                               Wayne Heirtzler Thomas, as owners, and the Company, as lessee
                               (filed as Exhibit 10.34 to the Company's 1993 Form S-1 (File No.
                               33-64492) and incorporated herein by reference).                            ___

                   10.18       Registration Rights Agreement, dated as of August 18, 1993, between the Company and Philip R. Thomas (filed as Exhibit 10.37 to the Company's 1993 Form S-1 (File No. 33-64492) and
                               incorporated herein by reference).                                          ___

                  *10.19       Non-Employee Director Retainer Fee Plan.                                    ___

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